AGREEMENT

This Agreement is entered into as of this 4th day of January, 2018 (the “Effective Date”), by and between CardioSert Ltd. (p.c. 514755776) a company formed under the laws of Israel, having a place of business at 53 Derech Bar Yehuda, Nesher, Israel. (“CardioSert”) and Microbot Medical Ltd. (p.c. 514519412), a company formed under the laws of the State of Israel (“Microbot”), a wholly owned subsidiary of Microbot Medical Inc. (US) having a place of business at 5 Hamada St. Yokneam, Israel (“Microbot Inc.”) (each of CardioSert and Microbot, a “Party”, and collectively the “Parties”)

PREAMBLE

WHEREAS,	CardioSert represents it has independently developed the Invention; and

WHEREAS,	CardioSert represents it holds all rights, title and interest in and to the Invention and all intellectual property incorporated therein and/or associated therewith; and

WHEREAS,	CardioSert has agreed to grant Microbot the Microbot Option and sell, transfer and assign the CardioSert IP to Microbot upon the exercise of the Microbot Option, all subject to the terms of this Agreement (all capitalized terms shall have the meaning ascribed to such terms herein below);

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1 Definitions

Whenever used in this Agreement with an initial capital letter, the terms defined in this Section 1, whether used in the singular or the plural, shall have the meanings specified below.

1.1	“Additional Element” shall mean third party material component, part, product, element or any other material item which does not incorporate the CardioSert IP and which is also sold by such third party independently.

1.2	“Affiliate” shall mean with respect to an entity, any person, organization or entity controlling, controlled by or under common control with, such party. For purposes of this definition only, “control” of another person, organization or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control shall be presumed to exist when a person, organization or entity (a) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the organization or other entity.

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1.3	“Combination Product” shall mean a product which includes a Product and at least one other Additional Element, where the Product and Additional Element are not priced and sold by Microbot (or an Affiliate or of Microbot) separately.

1.4	“CardioSert Patents” shall mean all the patent and patent applications listed in Schedule A and all their divisions, continuations, continuations-in-part, re-examinations, reissues, substitutions, extensions, renewals or any patent or patent application claim priority from such patents.

1.5	“CardioSert IP” shall mean the CardioSert Patents and CardioSert Know-How.

1.6	“CardioSert Know-How” shall mean all Intellectual Property relating to and/or associated with the Invention other than the CardioSert Patents, including without limitation, such set forth on Schedule B.

1.7	“Commercialization Costs” shall mean all costs and expenses incurred by Microbot in connection with the development, commercialization and/or exploitation of the CardioSert IP (including, to dispel doubt, payment made to CardioSert under this Agreement prior to First Commercial Sale). Microbot shall notify CardioSert as to the Commercialization Costs accumulated as of the end of each calendar quarter (to be reasonably detailed), within ninety (90) days of the end of such calendar quarter until all amounts received by CardioSert under this Agreement first exceed US $5,000,000.

1.8	“First Commercial Sale” shall mean the first sale of a Product by the Company, or by an Affiliate, following the receipt of all regulatory authorizations required for the sale of the Product in the applicable territory.

1.9	“Free and Clear” shall mean free and clear from any claims, liens, charges, pledges, security interests, encumbrances and any third party rights.

1.10	“IIA” shall mean National Technological Innovation Authority (formerly known as the Office of the Chief Scientist of the Ministry of Economy).

1.11	“Intellectual Property” shall mean any discoveries, inventions (whether patentable or not), materials, information, data, designs, formulae, ideas, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development) processes (including manufacturing processes, specifications and techniques), laboratory records, analytical and quality control data, trial data, case report forms, data analyses, reports or summaries and information contained in submissions to, and information from regulatory authorities.

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1.12	“Increased Royalty Period” shall mean a period commencing on the first day upon which 85% (eighty five percent) of the License Fees (defined in Section 4.3 below) paid and/or payable first exceed 120% of the Commercialization Costs (however not prior to the third anniversary of the First Commercial Sale), and ending on the date upon which all amounts received by CardioSert under this Agreement first exceed US $5,000,000.

1.13	“Invention” shall mean an innovative device to support interventional cardiologists in crossing, inter alia, chronic total occlusion (CTO) during the wiring step of percutaneous coronary intervention (PCI) procedures as generally described on Schedule C.

1.14	“IP Sale” shall mean the assignment and/or transfer of the CardioSert IP and/or any part thereof to a third party, including as part of a sale of all or substantially all of Microbot’s shares or assets to a third party whether in one transaction or several related transactions.

1.15	“License” shall mean a license granted by Microbot to a third party under the CardioSert IP, to develop and/or manufacture Products.

1.16	“Licensee” shall mean any person or entity granted a License.

1.17	“M&A Event” shall mean (i) a merger or consolidation of Company with or into another corporation in which the shareholders of Company immediately prior to such transaction, do not retain a majority of the voting power in the surviving corporation, except for the sole purpose of changing the Company’s domicile; (ii) a sale of all or substantially all Company’s assets; (iii) a sale of all or substantially all the shares of the Company other than the sale and issuance by the Company of its securities in any transaction or a series of related transactions in which none of the proceeds from such sale are distributed to any of the shareholders.

1.18	“Founders” shall mean each of Avraham Shekalim and Noam Peleg.

1.19	“Microbot’s TipCat Technology” shall mean the technology generally described in Schedule D.

1.20	“Net Profit” shall mean (a) the Net Sales of Product, less (b) the Product’s applicable Cost of Goods Sold (COGS); calculated on an average calendar quarterly basis and evidenced by Microbot’s books and records.

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1.21	“Net Sales” shall mean the gross amounts or other consideration invoiced and received by or on behalf of Microbot and its Affiliates and agents (in each case, the “Invoicing Entity”) for the sale, lease or other transfer or any other commercialization of Products less the following to the extent that they either are included in the billing as a line item as part of the gross amount invoiced or otherwise documented as a deduction, in each case to the extent specifically attributable to actual sales of such Products: (a) customary trade, quantity or cash discounts to the extent actually allowed and taken; (b) amounts actually repaid or credited by reason of rejection or return of any previously sold, leased or otherwise transferred CardioSert Products; (c) transportation and freight charges (including insurance) that are paid by or on behalf of the Invoicing Entity; and (d) to the extent separately stated on purchase orders, invoices or other documents of sale, any sales, value added or similar taxes, custom duties or other similar governmental charges levied directly on the production, sale, transportation, delivery or use of the Product that are paid by or on behalf of the Invoicing Entity, but not including any tax levied with respect to income; provided that:

(a) In any transfers, or provision of Products between a Invoicing Entity and an Affiliate of such Invoicing Entity not for the purpose of resale by such Affiliate, Net Sales shall be equal to the fair market value of the Products so transferred or provided, assuming an arm’s length transaction made in the ordinary course of business.

(b) In the event of sales made through distributor which will be issuing the invoice to the purchasing party for such sales, such sales shall not be deemed to be sales by Microbot or an Affiliate for purposes of computing Net Sales but rather the consideration payable from such distributor to Microbot or its Affiliates on account of such sales shall be deemed Net Sales for the purposes hereof, provided that such distribution rights were granted by Company at arm’s length to a non-affiliated entity or person.

(c) Sales of the Product by an Invoicing Entity to its Affiliate for resale by such Affiliate shall not be deemed Net Sales. Instead, Net Sales shall be determined based on the gross amount received by such Affiliate on resale, lease, or other transfer or any other commercialization of Product to an independent third party purchaser after the deductions specified above, to the extent applicable.

(d) Any recovery or damages received by Microbot with respect to the infringement of the CardioSert IP, including by way of settlement or covenant not to sue arrangement, shall be deemed Net Sales.

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(e) In the event a Product is sold in the form of a Combination Product, Net Sales from such Combination Product shall be determined by multiplying the actual Net Sales of such Combination Product during the applicable Earn Out Period, by the fraction A/(A+B), where: A is the average sale price of the Product that is contained in the Combination Product when sold separately; and B is the average price of the Additional Element(s) included in the Combination Product when sold separately, in each case during the applicable reporting period or, if sales of both the Product and/or the Additional Element(s) did not occur in such period, then in the most recent reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for the Product included in the Combination Product, Net Sales for the purpose of determining the Earn Out shall be calculated by multiplying the Net Sales of the Combination Products by the fraction of C/C+D where C is the fair market value of the Product and D is the average price of the Additional Element(s) included in the Combination Product. In such event, the Parties shall negotiate in good faith to arrive at a determination of the respective fair market values of the Product included in the Combination Product;

1.22	“Products” shall mean Type 1 Products and/or Type 2 Products.

1.23	“Share Market Value” shall mean the average VWAP of the common stock of Microbot Inc. for the twenty (20) Trading Days ending immediately prior to the date(s) (if any) Microbot Inc. elects to issue shares of common stock pursuant to Section 4.5.

1.24	“Trading Day” shall mean a day on which the principal Trading Market is open for trading.

1.25	“Trading Market” shall mean any of the following markets or exchanges on which the common stock of Microbot Inc. is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the NYSE MKT, the OTCQB or OTCQX (or any successors to any of the foregoing).

1.26	“Type 1 Product” shall mean a product embodying the Invention that is a stand-alone guide wire or a combination product that comprised the Invention and any other product that is not a Type 2 Product.

1.27	“Type 2 Product” shall mean a Product comprised of the Invention and Microbot’s TipCat Technology and/or any other technology with respect to which Microbot, its Affiliates or Licenses are required to pay and actually pay royalties to a third party (“Third Party Payments”).

1.28	“VWAP” shall mean, for any date, the price determined by the first of the following clauses that applies: (a) if the common stock of Microbot Inc. is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the common stock of Microbot Inc. is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the common stock of Microbot Inc. is not then listed or quoted for trading on a Trading Market and if prices for the common stock of Microbot Inc. is then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the common stock of Microbot Inc. so reported, or (c) in all other cases, the fair market value of a share of common stock of Microbot Inc. as determined by the Board of Directors of Microbot in good faith.

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2 Evaluation of the CardioSert IP; Microbot Option

2.1	Following the execution of this Agreement Microbot shall undertake an evaluation of the CardioSert IP and the Invention. In furtherance of said evaluation CardioSert will provide Microbot with three (3) non-sterile working prototypes of a guide wire incorporating the Invention (“Prototypes”) promptly following the execution of this Agreement.

2.2	In consideration of USD 50,000 payable to CardioSert within three (3) business days of the delivery of the Prototypes, Microbot is hereby granted an option, to acquire all rights, title and interest in and to the CardioSert IP Free and Clear (“Microbot Option”). In addition to the above payment, Microbot shall bear and reimburse CardioSert for the expenses detailed in Schedule E.

2.3	The Microbot Option shall be exercisable upon written notice to CardioSert, as of the Effective Date and until the end of a 90 (ninety) day period commencing on the date upon which Microbot received the Prototypes and all other documents and information necessary and/or useful for Microbot in order to carry out and complete Microbot’s evaluation, which are readily available to CardioSert (“Option Period”).

2.4	CardioSert hereby undertakes to reasonably assist Microbot in connection with its evaluation of the CardioSert IP and the Invention, including without limitation, by promptly delivering to Microbot the Prototypes and all other documents, information and data available to CardioSert which are necessary and/or useful for Microbot in order to carry out and complete Microbot’s evaluation and by causing its Founders to be available to Microbot as may be reasonably requested by Microbot, in support of its evaluation.

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2.5	Exercise of the Microbot Option shall be conditioned upon payment of USD 250,000 (the “Option Exercise Fee”) to CardioSert in accordance with Section 3.3 below and delivery of the exercise notice during the Option Period.

2.6	Within five business days of the exercise of the Microbot Option, CardioSert shall sell, assign and transfer the CardioSert IP to Microbot Free and Clear in accordance with the terms of Section 3 below (“CardioSert IP Transfer”).

3	Transfer of CardioSert IP

3.1	Time and Place. The CardioSert IP Transfer in accordance with the terms of this Agreement shall take place on the fifth business day following the exercise of the Microbot Option or such other date and time agreed to by Parties (the “Transfer Date”).

3.2	Delivery of Documents at CardioSert IP Transfer by CardioSert. On the Transfer Date, the following documents shall be delivered and actions shall be taken by CardioSert, and no document shall be deemed to have been delivered and/or action taken until all such required documents have been delivered and actions taken:

	3.2.1	A certificate, duly executed by an executive officer of CardioSert, dated as of the date of the Transfer Date, confirming that the representations and warranties made in Section 8 were true and correct in all material respects when made and are true and correct in all material respects on and as of the Effective Date and the Transfer Date, as though made on these dates, and that CardioSert has performed in all material respects all obligations required under this Agreement to be performed by it on or before the CardioSert IP Transfer;

	3.2.2	Such certificates of title or other instruments of assignment and transfer with respect to the CardioSert IP as Microbot may reasonably request and as may be necessary to vest in Microbot good and marketable title to all and ownership on all of CardioSert IP, Free and Clear.

3.3	Payment at CardioSert IP Transfer by Microbot. On the Transfer Date, Microbot shall pay CardioSert the Option Exercise Fee way of a banker’s check or as evidenced by a copy of a wire transfer. Wire transfers shall be made to the bank account to which the consideration for the Option Period was transferred, unless otherwise requested in writing by CardioSert.

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4 Additional Consideration

In addition to the Option Exercise Fee and as further consideration for the CardioSert IP, CardioSert shall be entitled to the following (collectively together with the Option Exercise Fee, the “CardioSert Consideration”):

4.1	Microbot Inc. Shares. As partial consideration for the CardioSert IP, CardioSert shall be issued within five (5) business days of the Transfer Date, 100,000 restricted shares of common stock of Microbot Inc., the common stock being listed for trading on the Nasdaq Capital Market, subject to a 12 months lockup (from date of issuance). It is clarified that such shares shall be issued in the name of CardioSert, and not the Founders or any other individuals.

4.2	Earn Out. As partial consideration for the CardioSert IP, CardioSert shall be entitled to the following earn out payments (“Earn Out”):

	4.2.1	an amount equal to 10% (ten percent) of Net Sales of Type 1 Product, until the aggregate amount of Earn Out paid to CardioSert for Type 1 Product is equal to US $300,000 (three hundred thousand USD) (calculated on an aggregate basis as of the Effective Date); and 7% (seven percent) of Net Sales of Type 1 Product thereafter; and

	4.2.2	5% (five percent) of Net Sales of Type 2 Product, until the aggregate amount of royalties paid to CardioSert for Type 2 Product is equal to US $300,000 (three hundred thousand USD) (calculated on an aggregate basis as of the Effective Date); and 3% (three percent) of Net Sales of Type 2 Product thereafter. Notwithstanding the above, with respect to Third Party Payments, Microbot shall have the right to deduct 50% of the payment actually made to the applicable third party and deemed Third Party Payment provided that in any event such deduction shall not exceed 50% of the applicable royalties otherwise owed under Section 4.2.1. For the avoidance of doubt, in the event of Type 2 Product that includes Microbot’s TipCat Technology as well as other technology the royalties rates shall be 5% (and 3% after US$300,000 as detailed above).

	4.2.3	Amounts paid by Microbot to the IIA with respect to the Products (up to the amount of the sum originally received by CardioSert from the IIA) shall be deemed Earn Out paid to CardioSert.

	4.2.4	Notwithstanding subsections 4.2.1, 4.2.2 and 4.2.3 above, in no event shall the Earn Out payable to CardioSert with respect to the Products exceed 50% of the Net Profit generated by the sale of such Product, provided that in any event the Earn Out payments will cover the payments to be made by Microbot to the IIA.

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4.3	License Fees. In the event that Microbot grants a License, CardioSert shall be entitled to receive, at CardioSert’s sole discretion, either (a) earn out with respect to the sales of Product by the Licensee, calculated on substantially the same terms used for the calculation of Earn Out on Net Sales according to Section 4.2 above, mutatis mutandis (“Earn Out on Licensee Net Sales”), or (b) 15% (fifteen percent) of any consideration received by Microbot under such License (“License Income”) (collectively; “License Fees”); except that during the Increased Royalty Period the License Fees shall be either an Earn Out on Licensee Net Sales or, at Microbot’s discretion, 50% (fifty percent) (and not 15% (fifteen percent)) of all License Income. CardioSert shall inform Microbot of its decision to receive either Earn Out on Licensee Net Sales or License Income as soon as practicable and in no event more than 21 days of the date upon which Microbot provides CardioSert with the information available to Microbot and relevant to said decision.

4.4	Notwithstanding the above, in the event that aggregate consideration which will be received by CardioSert under a License prior to the effective date of the License exceeds USD $3,000,000 (three million USD), or in the event that an exclusive License is being granted with respect to one of the following major countries: US, EU, Japan, India or China, then the decision as to whether CardioSert shall receive Earn Out on Licensee Net Sales or License Income shall be made at Microbot’s (and not CardioSert’s) sole discretion. CardioSert shall inform Microbot of its decision to receive either Earn Out on Licensee Net Sales or License Income as soon as practicable and in no event more than 21 days of the date upon which Microbot provides CardioSert with the information available to Microbot and relevant to said decision.

Microbot shall only be permitted to grant Licenses for the purpose of commercialization of Products, in good faith and consistent with the terms of this Agreement.

4.5	Milestone Payments. CardioSert shall be entitled to the following milestone payments, payable within 10 business days of the occurrence of any of the following events (regardless in which order they may occur and whether they occur following any grant of License);

Type 1 Product	$150,000
First successful Animal Trials**	(one hundred and fifty thousand USD)

Type 1 Product	$300,000*
First FDA Approval	(three hundred thousand USD)

Type 2 Product	$150,000
First successful Animal Trials**	(one hundred and fifty thousand USD)

Type 2 Product	$300,000*
First FDA Approval	(three hundred thousand USD)

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*At Microbot’s sole discretion but subject to applicable Trading Market limitations on the issuance of securities without stockholder approval (if any), Microbot may, in lieu of the payment in cash of any of said milestone payments, pay by causing Microbot Inc. to issue shares of common stock of Microbot Inc. at Share Market Value. (i.e. the number of shares issued shall be equal to the division of the applicable milestone payment amount by the Share Market Value); provided that such common stock shall be registered for resale pursuant to an effective registration statement (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) within 60 days of issuance, and shall remain so registered until the earlier of (i) the disposal by CardioSert of all of such shares in accordance with the Registration Statement, (ii) the date that all of such shares have been previously sold in accordance with Rule 144 promulgated under the Securities Act (“Rule 144”) and (iii) the shares become eligible for resale without volume or manner-of-sale restrictions pursuant to Rule 144. The common stock shall be listed for trading on the Nasdaq Capital Market or other Trading Market. Such common stock will be duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens, charges, pledges, security interests, encumbrances, rights of first refusal, preemptive rights or other restrictions (other than restrictions under the Securities Act or other securities laws).

**Microbot shall notify CardioSert promptly (and within no more than 7 (seven) days following any Animal Trial completion) whether or not it will use the results for its regulatory submissions. If Microbot notifies CardioSert that the relevant Animal Trial was successful and/or that its results will be used for regulatory submissions, the relevant Animal Trial shall be deemed successful.

5 Earn Out Period

CardioSert’s right to receive Earn Out payments under this Agreement (including without limitation, Earn Out on Licensee Net Sales) shall continue until the later of: (i) the date of expiration and/or invalidation of the last of the CardioSert Patents or (ii) the end of a period of 10 (ten) years from the date of the First Commercial Sale on a country-by-country and on a Product-by-Product basis (i.e. ten years from the First Commercial Sale of a Type 1 Product with respect to Type 1 Products in the applicable country and ten years from the First Commercial Sale of a Type 2 Product with respect to Type 2 Products in the applicable) (“Earn Out Period”), provided that, unless it previously expired (i.e. in an applicable country and/or with respect to an applicable Product) the Earn Out Period shall expire by and no later than the tenth anniversary of the expiration and/or invalidation of the last of the CardioSert Patent in the US. Should the period referred to in Subsections (i) expire prior to the period referred to in Subsection (ii) above, (such period, the “Post-expiration Period”) then the Earn Out (including without limitation, Earn Out on Licensee Net Sales) payable to CardioSert during the Post-expiration Period shall be reduced by fifty percent (50%).

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6 Sale; Non Impairment of Rights; Option to Redeem

6.1	Sale. Any IP Sale by Microbot shall be encumbered by the applicable rights of CardioSert hereto and such rights shall continue with respect to the CardioSert IP subject matter of the IP Sale (“Assigned IP”) regardless of such IP Sale; provided however that CardioSert shall have the option to receive 15% (fifteen percent) of the consideration received or which will be received by Microbot (to be paid upon and subject to its receipt) for the Assigned IP (“Assigned IP Consideration”), if CardioSert agrees to waive its right to have the third party assignee, assume CardioSert’s rights and obligations vis-à-vis Microbot with respect to the Assigned IP (“Option to Redeem”). Microbot will provide CardioSert with all the agreements and documents related to the sale of the Assigned IP immediately following such IP Sale under a separate non-disclosure agreement in form acceptable to Microbot, CardioSert and the acquirer of the Assigned IP.

Notwithstanding the above, in the event that aggregate consideration which (a) will be received by CardioSert under an IP Sale/s together with (b) the aggregate amounts received by CardioSert under this Agreement, as of the Effective Date, and prior to the effective date of the IP Sale, excluding the Option Exercise Fee, exceeds USD $3,000,000 (three million USD) , the Option to Redeem shall vest with Microbot and Microbot shall have the right, at its sole discretion, to either consummate an IP Sale encumbered by the applicable rights of CardioSert with respect to the Assigned IP, or consummate such IP Sale and redeem all CardioSert’s rights with respect to the Assigned IP, in consideration for 15% (fifteen percent) of the Assigned IP Consideration. In the event that Microbot consummates an IP Sale where the Assigned IP Consideration is not separately determined and the Parties fail to agree on to the applicable Assigned IP Consideration, such determination shall be made by a C.P.A. to be agreed upon or, in case of disagreement within a period of 14 (fourteen) days, by a C.P.A. nominated by the President of the Israeli Association of Certified Public Accountants upon the request of either Party. The nominated C.P.A. shall act solely as an appraiser for this express purpose, and not as an arbitrator in any manner whatsoever, and such C.P.A.’s determination shall be final and binding upon the Parties. Parties shall equally share the service fees of such C.P.A.

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6.2	Assignment After the CardioSert IP Transfer. Neither Party may assign this Agreement prior to the Transfer Date. Following the Transfer Date neither Party may assign this Agreement, except to an Affiliate, without the consent of the other party which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding, either Party may assign this Agreement and its rights and obligations herein upon the occurrence of one or a series of transactions whereby (i) a Party is merged with or amalgamated into one or more merging entities, which result in the creation of a successor entity; or (ii) all or substantially all of a Party’s assets are sold, transferred, or assigned to a purchaser, subject in the case of (i) and (ii) to Section 6.1. Any assignment purported or attempted to be made in violation of the terms of this Section 6.2 shall be null and void and of no legal effect.

7 Reports; Payments; Records

7.1	Within forty-five (45) days after the end of each calendar quarter commencing on the calendar quarter in which Net Sales are first generated or License Fees is received and until the end of the Earn Out Period, Microbot shall deliver to CardioSert a report containing the following information:

	(a)	the number of units of Products (with a breakdown of Type 1 Products and Type 2 Products) sold, leased or otherwise transferred by Microbot, its Affiliates and Licensees in the applicable calendar quarter;

	(b)	the gross amounts and other consideration received and invoiced by Microbot, its Affiliates and Licensees for Products (with a breakdown of Type 1 Products and Type 2 Products) sold, leased or otherwise transferred during the applicable calendar quarter and, if applicable, of any License Income;

	(c)	a calculation of Net Sales for the applicable calendar quarter including an itemized listing of applicable deductions and a calculation of the amount payable to CardioSert thereon;

	(d)	the total amount payable to CardioSert in U.S. Dollars/NIS on Net Sales and License Fees for the applicable calendar quarter, together with the exchange rates used for conversion.

Each such report shall be certified by a senior officer of Microbot on behalf of Microbot as true, correct and complete in all material respects. If no amounts are due to CardioSert for a particular calendar quarter, the report shall so state.

7.2	Within sixty (60) days after the end of each calendar quarter, Microbot shall pay CardioSert all amounts due under Section 4 above, against receipt of a valid VAT invoice/receipt.

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7.3	Currency. All payments due under this Agreement will be paid in NIS or U.S. Dollars, at CardioSert’s election. Conversion of foreign currency to U.S. Dollars will be made at the representative rate of exchange (as published by the Israeli central bank) on the last working day of the applicable calendar quarter.

7.4	Records. Microbot shall maintain, shall cause its Affiliates to maintain and shall use best efforts to ensure that Licensees undertake to maintain, complete and accurate records of Products that are made, used, sold, leased or otherwise transferred under this Agreement, any amounts payable to CardioSert in relation to Products, and all License Fees, and any other relevant expenses, which records shall include reasonably sufficient information to review and confirm the accuracy of any payments made, reports or notifications delivered to CardioSert (“Records”).

7.5	Audits. Microbot, its Affiliates and Licensees shall be required to retain Records for no less than five (5) years, during which time CardioSert shall have the right, at its expense, to cause an independent, certified public accountant to inspect such records of Microbot and its Affiliates during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Microbot’s compliance with the terms hereof; provided in each case, that such accountant or other auditor, as applicable, signs a confidentiality and non-use agreement in a form acceptable to Microbot, in its reasonable discretion. In addition, CardioSert may require that Microbot, through independent certified public auditors, inspect at CardioSert’s expense the books of account, records and other relevant documentation of any Licensees, to the extent relevant or necessary for the sole purpose of verifying the performance of such Licensees payment obligations effecting CardioSert’s rights under this Agreement, and Microbot shall cause such inspection to be performed, and the results of any such audit shall be provided to CardioSert. Notwithstanding the foregoing, such accountant or other auditor, as applicable, shall not disclose to CardioSert any information other than information relating to the accuracy of reports and payments delivered under this Agreement and with respect to the compliance with Section 6 of this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. In the event that any audit performed under this Section 7 reveals an underpayment such amount shall be immediately paid with the accumulated interest as set forth in Section 7.6 below and in case the underpayment is in excess of five percent (5%) in any calendar year, the audited entity shall refund to CardioSert the cost of such audit. CardioSert may exercise its rights under this Section 7 only once every calendar year per audited entity and only with thirty (30) days’ prior notice to the audited entity.

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7.6	Late Payment. Any payments by Microbot that are not paid on or before the date such payments are due under this Agreement shall bear interest after a grace period of fourteen (14) days at the rate of twelve percent (12%) per annum. Interest shall accrue beginning on the first day following the due date for payment and shall be compounded quarterly.

7.7	Each payment due to CardioSert under this Agreement shall be paid by check or wire transfer of funds to CardioSert’s account in accordance with written instructions provided by CardioSert. If made by wire transfer, such payments shall be marked so as to refer to this Agreement.

7.8	Tax. All amounts to be paid to CardioSert pursuant to this Agreement are exclusive of any value added tax and inclusive of any withholding tax. Microbot shall be entitled to withhold any mandatory withholding taxes under applicable Israeli law from amounts payable hereunder to CardioSert, unless CardioSert provides Microbot with a tax full or partial exemption certificate reasonably acceptable to Microbot, in which case all payments shall be made without the withholding of any such applicable exempt taxes. Notwithstanding the foregoing, it is hereby clarified that in the event that the Agreement is assigned to an Affiliate or Licensee which is not an Israeli company, any withholding tax which may apply will be covered by such Affiliate or Licensee and will not be deducted from the payment under the Agreement.

8 Warranties; Indemnification; Limitation of Liability

8.1	CardioSert Representations and Warranties. CardioSert hereby represents, warrants and covenants to Microbot, as of the Effective Date and as of the Transfer Date, as follows:

	8.1.1	All actions on the part of CardioSert which are necessary for the authorization, execution, performance and delivery of this Agreement have been taken prior to the Effective Date. This Agreement, when executed and delivered, shall constitute a valid and legally binding obligation of CardioSert, legally enforceable against it in accordance with its terms.

	8.1.2	CardioSert has obtained prior to the execution of this Agreement all third party approvals, authorizations, permissions and consents to the extent and as required in connection with its execution, performance and delivery of this Agreement, including without limitation, the consent and approval of the IIA to the CardioSert IP Transfer.

	8.1.3	(i) Schedule G sets forth a complete and accurate list of all pending and outstanding grants, incentives, exemptions and subsidies from any governmental authority (“Grants”) granted to CardioSert with respect to the CardioSert IP, including the aggregate amount of each Grant; (ii) CardioSert has made available to Microbot, prior to the date hereof, true and complete copies of all letters of approval, and supplements thereto, granted in connection therewith with respect to the CardioSert IP; (iii) CardioSert is in compliance in all material respects with the terms and conditions of all Grants and has duly fulfilled all the undertakings required thereby in all material respects; and (iv) it does not have knowledge of any event or other set of circumstances which has occurred and which might lead to the revocation or material modification of any of the Grants.

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Schedule G also includes a correct copy of the IIA approval and consent to the CardioSert IP Transfer, dated as of December 24, 2017. CardioSert shall update by the Transfer Date, to reflect deletion of IIA files indicated in said approval which pertain to IIA files under which no funding was provided to CardioSert and which were closed (files No 55733 and 55993).

8.1.4	CardioSert has independently developed and exclusively owns and controls the CardioSert IP, and the entire right, title and interest in and with respect thereto, Free and Clear.

8.1.5	CardioSert has not assigned, transferred, conveyed or otherwise encumbered or restricted its right, title and interest in and with respect to the CardioSert IP nor granted to any third party and rights with respect thereto, and hereby undertakes not to grant, any rights that are inconsistent with the this Agreement and rights granted to Microbot hereunder or that may impair the ability of CardioSert to comply with its undertakings towards Microbot hereunder.

8.1.6	The CardioSert IP is not based upon and does not incorporate any third party Intellectual Property, and no third party Intellectual Property were or are required or were or are used or licensed by CardioSert for the development, design, manufacturing, operation, marketing, distribution and/or commercialization of the CardioSert IP.

8.1.7	The CardioSert Patents are valid and enforceable and CardioSert has not received notice of any actual or threatened claim of any pending legal suit or proceeding by a third party contesting the ownership or control by CardioSert over the CardioSert IP.

8.1.8	All of the pending applications for all the CardioSert IP have been duly filed and all reasonable actions taken to protect CardioSert’s interests’ therein, and to the best of CardioSert’s knowledge no person or entity is infringing upon any of the Intellectual Property right subsisting in the CardioSert IP.

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	8.1.9	The use, practice, exploitation and/or commercialization of the CardioSert IP, including without limitation the manufacturing, marketing and sale of products, made by, utilizing, covered by, based upon, incorporating or otherwise employing the CardioSert IP is, to CardioSert’s knowledge, not and will not infringe, violate or misappropriate any Intellectual Property or other valid rights of any third party, and CardioSert has not received any notice alleging otherwise;

	8.1.10	CardioSert has taken commercially reasonable steps (including without limitation entering into confidentiality and nondisclosure agreements with officers, directors, subcontractors, employees, licensees, and customers) to safeguard and maintain the secrecy and confidentiality of, and the value of its intellectual rights forming part of the CardioSert IP and is not aware of the breach by any party of any confidentiality or nondisclosure agreement relating thereto.

8.2	Microbot Representations and Warranties. Microbot hereby represents, warrants and covenants to CardioSert, as of the Effective Date and as on the Transfer Date, as follows:

	8.2.1	All actions on the part of Microbot which are necessary for the authorization, execution, performance and delivery of this Agreement have been taken prior to the Effective Date. This Agreement, when executed and delivered, shall constitute a valid and legally binding obligation of Microbot, legally enforceable against Microbot in accordance with its terms.

	8.2.2	Following the CardioSert IP Transfer, Microbot shall maintain the CardioSert Patents in the jurisdictions in which they are currently registered and will register and maintain such patents in any major territory (including, but not limited to, US, EU, Japan, India and China).

	8.2.3	Following the CardioSert IP Transfer Microbot shall use commercially reasonable efforts, to develop, obtain regulatory approval for and commercialize a Type 1 Product and a Type 2 Product. Microbot shall share its development program for the Products with CardioSert, from time to time, and offer updates with respect to its progress.

	8.2.4	Any License granted by Microbot shall be granted only pursuant to written agreements, which shall be subject and subordinate to and not inconsistent with the terms and conditions of this Agreement.

	8.2.5	Following the CardioSert IP Transfer, Microbot shall engage CardioSert for a period of no less than 12 months, as a consultant, in connection with the development and commercialization of the Invention and Products in accordance with the terms set forth on Schedule H. The monthly consultation fee shall be NIS 40,000 covering up to 60 consulting hours per month and provided by CardioSert through its Founders.

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	8.2.6	Throughout the Earn Out Period with respect to any specific territory Microbot shall not develop, market, commercialize or become involved in any product in such territory which is a mechanical hand operated minimal-invasive tool to support interventional cardiologists in crossing the complex lesions during the wiring step of percutaneous intervention procedures (“Competing Product”).

8.3	Indemnity. Each Party (“Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its respective directors, officers, employees and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”) from and against any liability, damage, loss, cost, expense (including, without limitation, reasonable attorney’s fees and other costs and expenses of litigation), or obligation of any kind or nature (collectively, “Claims”), incurred by or imposed upon the Indemnitees or any one of them in connection with any third party claims, suits, actions, demands, judgments, or other proceedings to the extent resulting from any gross negligence, willful misconduct of or a breach of the representations and/or warranty given by the Indemnifying Party under this Agreement.

8.4	Procedures. If any Indemnitee receives notice of any Claim, such Indemnitee shall, as promptly as is reasonably possible, give the Indemnifying Party notice of such Claim; provided, however, that failure to give such notice promptly shall only relieve the Indemnifying Party of any indemnification obligation it may have hereunder to the extent such failure prejudices the ability of the Indemnifying Party to respond to or to defend the Indemnitee against such Claim. CardioSert and Microbot shall consult and cooperate with each other regarding the response to and the defense of any such Claim and the Indemnifying Party shall be entitled to and shall assume the defense or represent the interests of the Indemnitee in respect of such Claim, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Indemnitee and to propose, accept or reject offers of settlement, all at its sole cost; provided, however, that no settlement which imposes any liability or involves any admission of guilt on the part of an Indemnitee shall be made without the written consent of the Indemnitee, such consent not to be unreasonably withheld. Nothing herein shall prevent the Indemnitee from retaining its own counsel and participating in its own defense at its own cost and expense.

8.5	Limitation of Liability. Other than in the event of willful misconduct or gross negligence, neither party will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for any indirect, incidental, consequential or punitive damages or lost profits. Furthermore, other than in the event of a breach of Sections 9 or 11 or in the event fraud, willful misconduct or gross negligence, CardioSert’s aggregate liability under this Agreement shall not exceed the total amount received by CardioSert from Microbot under this Agreement during the period of thirty six (36) months immediately preceding the applicable event, except and to the extent attributable to a breach of CardioSert’s representations set forth in Sections 8.1.1 and/or 8.1.2 above, in which event, CardioSert’s aggregate liability under this Agreement shall not exceed the total and aggregate amount received by CardioSert from Microbot under this Agreement.

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9 Confidentiality

9.1	In this Agreement Confidential information means and includes any information, documents or other written materials (the “Confidential Information”) which Microbot or CardioSert, as the case may be (the “Disclosing Party”) identifies as confidential or proprietary at the time it is delivered to the other Party (the “Receiving Party”), or any other information which would reasonably be deemed confidential.

9.2	The Receiving Party shall maintain in confidence and not disclose to any third party any Confidential Information of the Disclosing Party and shall not use any Confidential Information except for the purposes of the performance of this Agreement, (this includes but is not limited to any of Microbot’s research during the Option Period). The Receiving Party shall ensure that its employees, consultants, contractors and agents have access to Confidential Information of the Disclosing Party only on a need-to-know basis and are obligated in writing to abide by the Receiving Party’s obligations under this Agreement (provided the Receiving Party shall remain liable to the Disclosing Party in the event of any breach of confidentiality by any such individuals). The foregoing obligation shall not apply to information which the Receiving Party can prove:

	9.2.1	Was disclosed to the Receiving Party by a third party that had a right to make such disclosure; or

	9.2.2	Became part of the public domain as a result of rightful acts by any person or entity other than the Receiving Party.

9.3	Notwithstanding the foregoing, either party may disclose to its Affiliates, potential investors, shareholders, personnel, contractors, business partners and Licensees Confidential Information to the extent reasonably necessary for the exercise by it of its rights hereunder or in the fulfillment of its obligations hereunder, or in the process of obtaining financing or strategic alliances for such party or in the conduct of experiments with co-investigators who are not employed by it, provided that it shall bind such potential investors, shareholders, personnel and Licensees with a similar undertaking of confidentiality in writing and shall remain liable in the event of any breach of confidentiality by any such recipients. In addition, Microbot may, to the extent necessary, disclose and use Confidential Information disclosed to it by CardioSert where the disclosure and use of the Confidential Information will be reasonably useful or necessary to the procurement of patent rights or regulatory authorization or certificate. Following the CardioSert IP Transfer, the CardioSert IP shall be deemed Microbot Confidential Information for all intents and purposes. In the event CardioSert exercises the buyback option in accordance with Section 10.6 below, the CardioSert IP shall revert to being deemed CardioSert Confidential Information.

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9.4	Neither Party shall issue a press release or market announcement which references or is reasonably likely to impact the other Party or its rights under this Agreement without such Party’s prior approval, not to be unreasonably withheld or delayed, except as may be required under applicable law.

10 Term and Termination

10.1	Survival. The Parties’ rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.

10.2	Termination upon the expiration of the Option Period. In the event that Microbot does not exercise the Microbot Option within the Option Period, this Agreement shall terminate upon the expiration of the Option Period and thereafter Microbot shall (a) return the Prototypes to CardioSert at their then current condition, and (b) provide CardioSert, upon CardioSert’s request with a copy of all documentation prepared by Microbot during the Option Period in connection with the evaluation of the Invention, except to the extent that any document incorporates Microbot confidential information.

10.3	Termination for Breach. Either Party may terminate this Agreement for a material breach of one or more terms of this Agreement by the other Party, upon sixty (60) days prior written notice to the other Party, identified in the notice and demanding its cure, if at the end of such sixty (60) day period the breaching Party has not cured the described material breach. Notwithstanding the foregoing, in the event that Microbot is in breach of its payment obligations hereunder and fails to cure such breach within fifteen (15) days after receiving written notice thereof, CardioSert may terminate this Agreement upon written notice to Microbot upon the lapse of such fifteen (15) days cure period.

10.4	Termination by Microbot. Microbot shall have the right to terminate this Agreement at any time, for convenience, upon ninety (90) days prior written notice to CardioSert. Notwithstanding the above, and during the Option Period only, Microbot shall have the right to immediately terminate this Agreement, for convenience, upon written notice to Company subject to the payment of the USD 50,000 under Section 2.2 above.

10.5	Termination by CardioSert. CardioSert shall have the right to terminate this agreement upon ninety (90) days prior written notice to Microbot in the event that-

(a) (i) The First Commercial Sale Type 1 Product does not occur by the 3rd anniversary of the Effective Date, except in the event that Microbot has invested more than US $2,000,000 in the development, industrialization or commercialization of the products prior to such 3rd anniversary, and such failure is attributable to a regulatory difficulty Microbot has encountered in the commercialization of the Type I Product despite using its commercially reasonable efforts to overcome such difficulty, as shall be reasonably demonstrated by Microbot (both the expenses and the regulatory difficulties), and (ii) The First Commercial Sale Type 2 Product does not occur by the 3rd anniversary of the Effective Date, except in the event that Microbot has invested more than US $2,000,000 in the development, industrialization or commercialization of the products prior to such 3rd anniversary, and such failure is attributable to a scientific, regulatory and/or technological difficulty Microbot has encountered in the development, industrialization or commercialization of the Type 2 Product, despite using its commercially reasonable efforts to overcome such difficulty, as shall be reasonably demonstrated by Microbot (both the expenses and the regulatory difficulties).

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OR

(b) The First Commercial Sale does not occur within 50 months of the Effective Date.

10.6	Buy Back. CardioSert shall have the right to buy back the CardioSert IP from Microbot in consideration for US$ 1.00, upon 60 days prior written notice in the event that this Agreement terminates pursuant to Sections 10.4, 10.5 or upon termination by CardioSert pursuant to Section 10.3 due to an uncured material breach of Microbot. CardioSert may only exercise the above right within one year from such termination of the Agreement. In the event CardioSert exercise such right, Microbot shall fully cooperate with CardioSert in order to complete such assignment in a prompt manner, subject to and in accordance with the then applicable rules of the IIA, to the extent the CardioSert IP is then still subject to the R&D Law.

11 Non-Compete

During the Term and for an additional period of three (3) years thereafter each of the Founders and CardioSert hereby undertake and covenant not to develop, sell, market, design or manufacture product or any part thereof which compete either directly or indirectly with the Type 1 Product and/or which embody the Invention nor assist any third party in doing so. In said regard it is clarified that developing, selling, marketing, designing or manufacturing of the FFR Device described in Schedule F, by CardioSert or any of its assignee or their sublicensee or subcontractor, without infringing upon the CardioSert Patents shall not be considered a breach of this agreement. Microbot hereby undertakes, during the period of one (1) year following Microbot’s decision not to exercise the Option (whether by notice to this effect or the lack of exercise of the Option upon the expiration of the Option Period), except where such decision is attributable to CardioSert’s breach of this Agreement or during the period of six (6) months following the exercise of the buy-back right under Section 10.6 above, not to internally develop a Competing Product.

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12 Miscellaneous

12.1	Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.

12.2	Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile, overnight delivery, certified mail or electronic mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 16.2:

If to Microbot:	5 Hamada St.
Yokneam, Israel
Attn.: the CEO
Facsimile: 04-8200712
E-mail: harel@microbotmedical.com

If to CardioSert:	53 Derech Bar Yehuda, Nesher,
Israel
Attn.: CEO
Facsimile: 074-7037233
e-mail: avraham@cardioset.com

Any notice shall be deemed to have been received as follows: (a) by personal delivery, upon receipt; (b) by facsimile electronic mail or overnight delivery, one business day after transmission or dispatch; (c) by certified mail, as evidenced by the return receipt. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

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12.3	Governing Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the laws Israel, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. The parties hereby agree that, the competent court in Tel-Aviv Israel shall have sole jurisdiction over any and all matters arising from this Agreement.

12.4	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

12.5	Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

12.6	Counterparts. The parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original.

12.7	Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

12.8	No Agency or Partnership. Nothing contained in this Agreement shall give either party the right to bind the other, or be deemed to constitute either party as agent for or partner of the other or any third party.

12.9	Interpretation. Each party hereto acknowledges and agrees that: (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement.

12.10	Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

12.11	Force Majeure. Neither party will be responsible for delays in the performance of any obligation under this Agreement (except for payment obligations) resulting from causes beyond the reasonable control of such party, including, without limitation, fire, explosion, flood, war, strike, terror attacks, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

[signature page overleaf]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

CardioSert.		Microbot

By:	/s/	By:	/s/

Name:	Avraham Shekalim, Eli Arad	Name:	Harel Gadot, Hezi Himelfarb

Title:		Title:

We, the undersigned, the Founders, agree to be bound by the terms set forth in this agreement which are applicable to us.

/s/	/s/
Avrahem Shekalim	Noam Peleg

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Schedule A: CardioSert Patents

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Schedule B: CardioSert Know-How

Know-How pertaining to the design, manufacturing, assembly and use of the following components of the CardioSert guide wire:

1.	A 0.014” guide wire that is hollow at entire length and constructed from a metal tube, a metal helical coil, and a thin metal strip placed inside at least part of the guide wire and which connects the metal tube to the metal helical coil.

2.	The connection between the 0.014” guide wire and a removable handle.

3.	A 0.007” guide wire which is placed inside the 0.014” guide wire (patent pending)

4.	The 0.007” guide wire has a tip curvature and is movable inside of the 0.014” guide wire (patent pending)

5.	The removable handle contains a mechanism that allows physicians to change the tip curvature, adjusting the wire stiffness from floppy to stiff, extending the 0.007” wire from the distal tip, and producing impact tapings from the tip of the wire to the calcified arteries (patent pending)

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Schedule C: Invention

A guide wire placed inside a larger guide wire, where the smaller guide wire has a tip curvature and is movable inside of the larger guide wire. The handle contains a mechanism that allows physicians to change the tip curvature, adjusting the wire stiffness from floppy to stiff, extending the smaller wire from the distal tip, and producing impact tapings from the tip of the wire to the calcified arteries.

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Schedule D: Microbot’s TipCat Technology

The Microbot’s TipCat Technology is based on a self-propelled device for movement through a lumen. Microbot’s TipCat technology is covered by the following U.S. patents and patent applications / continuations:

Tip Propelled Device for Motion through a Passage	US 9,061,118 US 14/746,660 (Cont.)

Inflatable Chamber Device for Motion through a Passage	US 9,427,143 US 15/218,025 (Cont.)

Inflatable Balloon Device and Applications	US 8,430,810 US 8,790,246 (Cont.)

Multi-view Imaging System	US 8,317,688

Semi-Disposable Endoscope	US 8,398,540

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Schedule E: Additional Expenses

Microbot shall cover the costs of prosecution and maintenance of patents forming part of the CardioSert IP to the extent noted as expected costs in the attached letter of Dr. Mark Friedman Ltd. dated October 30 2017 (“Attachment 1”), the attached email from Daniel Michaels at Dr. Mark Friedman Ltd. dated November 2, 2017 (“Attachment 2”), and the attached email from Alexandra Strygacz at Dr. Mark Friedman Ltd. dated September 27, 2017 (“Attachment 3”), subject to all of the following:

(a)	The due date for the payment of such costs, in the ordinary course of business, falls within the Option Period (“Covered Expenses”);

(b)	Such costs cover the prosecution and/or maintenance of said patents in the US, the EU, China, and Israel (the “Agreed Territories”), and in the event Microbot makes any payments for countries beyond the Agreed Territories, CardioSert shall not be required to reimburse Microbot for such costs;

(c)	The aggregate amount Microbot shall be required to cover shall not exceed US $10,000;

(d)	To the extent the due date for payment of said costs can be postponed beyond the Option Period Microbot shall have the right to pay the amounts due in order to have the due date for the payment of said costs postponed in lieu of payment of said costs, but (i) CardioSert shall not be required to refund any costs paid by Microbot in order to obtain such delays, and (ii) such costs shall not be included in the $10,000 cap referenced at section (c) above;

(e)	CardioSert provides Microbot, together with its written request to cover such costs, an irrevocable and unconditional undertaking to reimburse Microbot in full for any costs covered by Microbot per the above (but subject to (b) and (d) above), in the event that Microbot does not exercise the Microbot Option. Such reimbursement shall be effected by CardioSert within 90 days from the date upon which the Agreement terminates.

Notwithstanding section (c) above, in the event that Microbot chooses to exercise the Microbot Option, then it shall, on the Transfer Date, reimburse CardioSert for any Covered Expenses incurred by CardioSert during the Option Period relating to prosecution and maintenance of patents for which CardioSert has not yet been reimbursed by Microbot.

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Schedule F: FFR DEVICE

A guide wire for measuring the pressure within a blood or other body fluid vessel (FFR).

A guide wire for measuring the pressure within a blood or other body fluid vessel by producing hydraulic connection between the vessel and a pressure sensor located external to the body. This guide wire is also intended to enable the placement of balloon/Stent catheter or drug delivery within the vessel or to another organ.

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Schedule G: IIA Grants and Approval

CardioSert received a grant from the IIA in the aggregate amount of US $532,017 under file No 46871 titled: “Intravascular Catheter”.

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Schedule H: Consultant Terms

Services Agreement

This Services Agreement (the “Agreement”) is made and entered into as of this __ day of _______, ____, by and between Microbot Medical Ltd., a company organized under the laws of Israel with its principal place of business at 5 Hamada St. Yokneam, Israel (the “Company”), and CardioSert Ltd.. a company organized under the laws of Israel, with its principal place of business at Hashoshanim 24, Nesher, Israel (the “Contractor”).

Whereas	Company and Contractor have entered into that certain agreement dated ___ (the “Master Agreement”), pursuant to which, inter alia, the Company shall retain the Services from Contractor, subject to and in accordance with the provisions of this Agreement; and

Whereas	Contractor has represented that it has the skills, expertise, experience, qualifications, knowledge and ability required to perform the Services (as defined below); and

Whereas	The Company wishes to retain Contractor, as an independent contractor, to provide the Services, and the Contractor has agreed to provide the Company with the Services, all in accordance with the provisions of this Agreement; and

Whereas	The parties wish to set forth in writing their agreements and understandings with respect to the provision of the Services to the Company by the Contractor.

Now, therefore, the Parties hereby represent, warrant, undertake and agree as follows:

Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Master Agreement.

1. The Services

1.1	Beginning on the date of the CardioSert IP Transfer and subject thereto (the “Effective Date”) and during the Term of this Agreement (as defined below), the Contractor shall provide the Company with consulting services relating to the CardioSert IP and/ or the Invention and/ or any related matters, as required by the Company from time-to-time (the “Services”).

1.2	The Services shall be performed on behalf of the Contractor by at least one of the Contractor’s founders, Messrs. Avraham Shekalim and Noam Peleg (the “Contractor’s Designees”) only. The Contractor shall not replace Contractor’s Designee(s) without the prior written consent of the Company, which consent shall be at the Company’s sole and absolute discretion.

1.3	The Contractor shall perform the Services, through the Contractor’s Designees, in a diligent, timely, faithful, responsible, competent and trustworthy manner and shall exercise due professional care.

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1.4	The Contractor shall devote (through the Contractor’s Designees) to the Services the amount of time necessary in order to satisfactory perform the Services in accordance with the Company’s needs as may be from time to time, provided that unless otherwise agreed between the Company and Contractor, the scope of such Services during the Term (as defined below) shall not exceed the total of 60 consulting hours per calendar month.

2. Representations

Contractor hereby warrants and represents towards Company, as follows:

2.1	Neither Contractor nor the Contractor’s Designees is prevented or barred, in any way, from entering this Agreement and performing the Services for Company hereunder, and the performance of the Services by Contractor’s Designees for Company hereunder shall not conflict or cause the breach of any agreement, undertaking or law to which Contractor or Contractor’s Designees is subject or bound, including without limitation, any confidentiality or non-competition agreement, and does not require the consent of any person or entity.

2.2	Neither Contractor nor the Contractor’s Designees shall use, during the performance of the Services, any confidential or proprietary information of any third party whatsoever.

2.3	The use by the Company of any of the deliverables provided by it in the framework of the Services (if any) shall not violate and/or infringe upon the rights of any third party whatsoever.

3. Payment

3.1	In consideration for the provisions of Services by Contractor under this Agreement, Company shall pay Contractor an amount of NIS 40,000 +VAT per each calendar month in which Services were actually performed (the “Payment”). Within 7 days of the end of each calendar month in which Services were performed, Contractor shall provide the Company with an invoice setting forth the Payment owed to Contractor for the preceding calendar month.

3.2	Company shall make the applicable Payment Net+30 from the date of acceptance of the respective invoice by Company. Payments shall be made by means of a bank transfer, or in any other method which shall be acceptable by both parties. Payments shall be made in NIS, or in such other currency as shall be agreed upon by the parties.

3.3	All payments are exclusive of V.A.T, which shall be paid by Company according to applicable law against receipt of a valid V.A.T invoice. Company shall withhold tax at the source from any Payment or from any other consideration to be paid to Contractor hereunder according to applicable law, unless Contractor has provided to Company an approval issued by the relevant tax authorities not to do so.

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3.4	Contractor shall be solely responsible for and bear all liability with respect to payment of any and all taxes, levies, insurances, contributions and other liabilities, charges, dues or impositions applicable thereto, in all jurisdictions having authority to tax Contractor, including without limitation, with respect to any consideration provided to the Contractor by the Company in accordance with this Agreement.

3.5	The Payment includes full reimbursement of all of Contractor’s expenses in connection with the Services, and Contractor shall not be entitled to receive any additional amounts on account of such expenses unless reimbursement of such expenses was specifically approved in advance and in writing by Company, in which event payment shall be made against appropriate receipts which shall be submitted to Company.

3.6	Save as specifically provided herein, Contractor shall not, directly or indirectly, receive in connection with the performance of the Services for Company, any compensation or benefit of any kind from Company or from any other source.

4. Term and Termination

4.1	The term of this Agreement shall begin effective on the Effective Date hereof, and subject to the provisions of Section 4.2 hereinbelow, shall continue for a period of 12 months (or such extended term as may mutually be agreed upon in writing between the Parties) thereafter (the “Term”).

4.2	Notwithstanding, and without prejudicing or derogating from any party’s rights to any other remedies available under law or agreement, Company shall be entitled to terminate this Agreement and the relationship hereunder, by giving an immediate termination notice to the Contractor upon the occurrence of any one or more of the following events: (i) the Contractor and/or Contractor’s Designees is in breach of any of the undertakings in Section 5 of this Agreement, and/or any other material breach of any of the provisions of this Agreement and/or the Master Agreement; (ii) the Contractor and/or any of the Contractor’s Designees has/have committed an offence constituting a felony or involving moral turpitude, theft or embezzlement, whether or not it involves the Company; (iii) the Contractor becomes insolvent, makes an assignment for the benefit of creditors or a general arrangement with creditors, or adopts a resolution providing for its dissolution or liquidation, or there are instituted by or against it proceedings in bankruptcy or under insolvency law or for reorganization, receivership or dissolution, which proceedings have not been cancelled within 30 (thirty) days from their institution.

Contractor shall be entitled to terminate this Agreement and the relationship hereunder, upon 14 days prior written notice to Company upon the occurrence of any one or more of the following events: (i) the Company is in breach of any of its payment obligation under Section 3 of this Agreement, and/or is in material breach of any of the provisions of this Agreement and/or the Master Agreement and fails to cure such breach within such 14 days notice period; (ii) the Company becomes insolvent, makes an assignment for the benefit of creditors or a general arrangement with creditors, or adopts a resolution providing for its dissolution or liquidation, or there are instituted by or against it proceedings in bankruptcy or under insolvency law or for reorganization, receivership or dissolution, which proceedings have not been cancelled within 30 (thirty) days from their institution.

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4.3	Following any expiration or termination of this Agreement, for any reason whatsoever, all materials related to the Services, and any and all other materials necessary to enable Company to smoothly continue work on any deliverables thereunder, shall be promptly, and in any event no later than 3 (three) days after termination, delivered by Contractor to Company.

Without derogating in any way from the provisions of Section 5 below, Company shall be entitled to continue to use, modify, improve and/or distribute any of the material and/or deliverables provided to it in connection with the Services.

4.4	It is clarified that the termination of this Agreement, for any reason whatsoever, shall not constitute unfair dismissal, nor shall Contractor be entitled to payment of any compensation, reimbursement or otherwise, upon the occurrence of the same.

5. Confidentiality and Intellectual Property Rights

Without derogating from any confidentiality provision under the Master Agreement, Contractor hereby warrants, represents and undertakes the following:

Confidentiality:

5.1	Contractor acknowledges that in the course of its engagement hereunder it may receive, learn, be exposed to, obtain, or have access to non-public information, trade secrets, etc., relating to Company, its business and activities, including without limitation any commercial and financial information, technical information, know-how and trade secrets, information regarding customers, suppliers, business partners, etc. (the “Confidential Information”) and undertakes to maintain the Confidential Information in strict confidence at all times and not to, directly or indirectly, whether in writing or otherwise, communicate, publish, reveal, describe, divulge or otherwise disclose or make available the Confidential Information or allow its exposure or disclosure, in whole or in part, to any person or entity, except to its own employees, only on a need to know basis, and, without derogating from Contractor’s responsibility and liability for the compliance of any of its employees, only after any such employee has executed a confidentiality undertaking similar to the one included herein. Contractor further undertakes not to use the Confidential Information for any purpose other than the provision of the Services hereunder.

Upon Company’s request or the termination of this Agreement, the earlier to occur, Contractor shall return to Company any and all documents and other tangible materials containing Confidential Information and shall erase or destroy any computer or data files containing such Confidential Information, such that no copies or samples of Confidential Information shall remain with it.

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Contractor’s confidential undertakings hereunder shall not apply with respect to information which Contractor can prove, by tangible evidence, to be: (I) generally available to the public other than as a result of any fault of Contractor; (II) required to be disclosed pursuant to an order of a court of competent jurisdiction or by applicable law or regulation, provided, however, that (a) such disclosure is made only to the extent and solely to the recipient legally required; and (b) Company is provided with prior written notice of such legal requirement and with the opportunity to oppose the disclosure or obtain a protective order.

Contractor shall be responsible towards Company for any disclosure or misuse of Confidential Information which results from a failure of Contractor and/or its employees or any other persons acting on its behalf, to comply with this Agreement.

Intellectual Property Rights:

5.2	Contractor acknowledges that all inventions, developments, improvements, mask works, trade secrets, modifications, discoveries, concepts, ideas, techniques, methods, know-how, designs, proprietary information, whether or not patentable or otherwise protectable, and all intellectual property rights associated therewith, which are invented, made, developed, discovered, conceived or created, in whole or in part by him, independently, or jointly with others, (i) in the framework of the Services hereunder; or (ii) which are incorporated in any deliverables provided in the framework of the Services (all of the above: the “IP Rights”); shall be the sole and exclusive property of Company and shall be deemed work-made-for-hire by the Contractor for the sole and exclusive benefit of Company. Without derogating from the generality of the aforementioned, it is clarified that, inter alia, Company shall be able and permitted to disclose and/or transfer any deliverables provided under the Services and/or the IP Rights, and/or any part thereof, to any third parties, and/or to grant rights to use same, all according to Company’s sole discretion. Contractor shall have no rights, claims or interest whatsoever in or with respect to the IP Rights. Without derogating from the aforementioned, to the extent that it shall be determined by a competent authority that Contractor owns any of the IP Rights, Contractor hereby irrevocably and unconditionally assigns to Company any and all rights and interests in the IP Rights, for no further consideration whatsoever. Contractor shall not represent that it possesses any proprietary right and/or interest in the IP Rights, or in any part thereof, and shall not, directly or indirectly, take any action to contest Company’s ownership of any such IP Rights, or infringe them in any way, or assist any third party to do any of the foregoing.

5.3	Contractor undertakes to take all necessary measures and to fully cooperate with Company, during and after the term of this Agreement, in order to perfect, enforce, or defend the proprietary rights, as described in section 5.2 hereinabove and effectuate Company’s title and interest therein, including without limitation, as follows: (i) to promptly disclose to Company any and all IP Rights; (ii) to keep accurate records relating to the conception and reduction to practice of all IP Rights. Such records shall be the sole and exclusive property of Company and shall be surrendered to the possession of Company, immediately upon their creation; (iii) to provide Company with all information, documentation, and assistance, including the preparation or execution, as applicable, of documents, declarations, assignments, drawings and other data. Subject to the limitation of the scope set forth in Section 1.4 above, all such information, documentation, and assistance shall be provided at no additional expense to Company, except for out-of-pocket expenses which shall be incurred by Contractor at Company’s request, provided that following the term of the Agreement the Company shall also pay for all the time spent by Contractor as shall be agreed by the Parties. For the removal of any doubt, Contractor shall not be entitled to any additional compensation for fulfilling the duties hereunder.

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5.4	For the removal of doubt, nothing herein shall be construed as a license to Contractor to use any of the IP Rights for any other purpose other than the provision of the Services hereunder to the Company.

General:

5.5	For the purpose of this Section 5, the term “Company” shall include Company and any subsidiaries or parent or related companies thereof.

5.6	The provisions of the undertakings of this Section 5, shall survive the termination or expiration of this Agreement.

5.7	It is clarified that any breach of any of the provisions of this Section 5, shall be deemed a material breach of this Agreement for all intents and purposes.

6. Assignment

This Agreement may not be assigned by any party hereto, without the prior written consent of the other Party, except that Company may assign this Agreement in connection with a merger, acquisition, sale of all or substantially all of the Company’s assets or other such corporate reorganization

7. Independent Contractors

Company and Contractor are each independent contractors. This Agreement does not create a joint venture, partnership, principal-agent or employment relationship between Company and Contractor.

8. Miscellaneous

8.1	This Agreement together with the Preamble and the Annexes hereto contain the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, if any.

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8.2	All notices given by one party to the other hereunder shall be in writing and shall be delivered to the addresses indicated in the preamble above, or such other address as a party may thereafter give notice in accordance herewith, and will be deemed to have been delivered to the addressee: upon delivery, if delivered by hand; or within five (5) days after being posted, if sent by registered mail, postage prepaid.

8.3	This Agreement shall be governed by the laws of the State of Israel (excluding its choice of law rules). Exclusive jurisdiction with respect to any matter arising from or related to this Agreement shall rest with the competent courts in Tel Aviv - Jaffa, only, to exclude the jurisdiction of any other court.

8.4	The Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall be considered one and the same Agreement.

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed on the date first above written:

Company	Contractor

By:	By:

Title:	Title: